EXHIBIT 8.1

[Letterhead of O’Melveny & Myers LLP]

March ___, 2010

IMH Financial Corporation
4900 N. Scottsdale Road #5000
Scottsdale, Arizona 85251

Re:	Registration Statement on Form S-4
Registration No. 333-164087

Ladies and Gentlemen:

You have requested our opinion regarding the material United States federal income tax consequences of the proposed transactions involving (a) the proposed merger (the “Merger”) of IMH Secured Loan Fund, LLC, a Delaware limited liability company (the “Fund”), with and into IMH Financial Corporation, a Delaware corporation (the “Corporation”) and (b) the exchange of shares of Investors Mortgage Holdings, Inc. (the “Manager”) and membership interests of IMH Holdings, LLC (“Holdings”) for shares of the Corporation (the “Exchange”, and together with the Merger, the “Conversion Transactions”) pursuant to that certain Merger and Contribution Agreement, dated February [__], 2010, by and between the Corporation, the Fund, the Manager and its stockholders, and Holdings and its members (the “Merger Agreement”).  Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of the Fund.  Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.

In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Registration Statement (and the Consent Solicitation/Prospectus contained therein), the Merger Agreement and the certificate to be provided by the Fund to the undersigned (the “Certificate”).  In rendering this opinion, we are assuming that the facts and information contained in the Registration Statement are true, correct and complete, that the representations in the Certificate are true and correct as of the effective time of the Conversion Transactions, that any representations made in such Certificate which are qualified by knowledge or qualifications of like import are accurate without such qualifications, and we are relying on each of such representations.  In addition, our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Conversion Transactions set forth in the Merger Agreement, and (2) the consummation of the Conversion Transactions in the manner contemplated by, and in accordance with the terms of the Merger Agreement.  In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Conversion Transactions) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

Opinion

Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that the discussion set forth in the section entitled “Material U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as it relates to matters of United States federal income tax law, constitutes our opinion as to the material United States federal income tax consequences of the Conversion Transactions.

This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Conversion Transactions.  The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including, but not limited to, the assumptions that the facts and information contained in the Registration Statement are true, correct and complete and that the representations made in the Certificates are true and correct as of the effective time of the Conversion Transactions.  The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based.  There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein.  Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes.  This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

This opinion is furnished to you only for use in connection with the Conversion Transactions and the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Consent Solicitation/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Conversion Transactions.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully yours,